Exhibit (e)

EAGLE POINT INCOME COMPANY INC.

AMENDED AND RESTATED

DIVIDEND REINVESTMENT PLAN

Introduction

Under the Amended and Restated Dividend Reinvestment Plan (the “Plan”) for Eagle Point Income Company Inc. (the “Corporation”), dividends and/or distributions to a holder of the Corporation’s shares of common stock, $0.001 par value per share (each, a “Share” and, collectively, the “Shares”) will automatically be reinvested in additional Shares of the Corporation. Each registered stockholder may elect to have dividends and distributions distributed in cash (i.e., “opt-out”) rather than participate in the Plan. For any registered stockholder that does not so elect (each, a “Participant” and collectively, the “Participants”), dividends and/or distributions on such stockholder’s Shares will be reinvested by American Stock Transfer & Trust Company, LLC (the “Plan Agent”), as agent for stockholders in administering the Plan, in additional Shares, as set forth below. Participation in the Plan is completely voluntary, and may be terminated or resumed at any time without penalty by so notifying the Plan Agent by telephone, in writing or by visiting the Plan Agent’s website at www.amstock.com. If received by the Plan Agent prior to the dividend record date, such termination or resumption will be effective with respect to any subsequently declared dividend or other distribution. Participants who hold their Shares through a broker or other nominee and who wish to elect to receive any dividends and distributions in cash must contact their broker or nominee.

Plan Details

1.	The Plan Agent will open an account for each holder of Shares under the Plan in the same name in which such holder of Shares is registered. Whenever the Corporation declares a dividend or other distribution (together, a “Dividend”) payable in cash, non-participants in the Plan will receive cash and Participants will receive the equivalent in Shares. The Shares will be acquired by the Plan Agent for the Participants’ accounts, depending upon the circumstances described below, either through (i) receipt of additional unissued but authorized Shares from the Corporation (“Newly Issued Shares”) or (ii) by purchase of outstanding Shares on the open market (“Open-Market Purchases”) on the New York Stock Exchange or elsewhere.

2.	Prior to an initial public offering of the Shares (“IPO”) or the listing of the Shares on a national securities exchange (“listing”), the number of Shares to be issued to a Participant is determined by dividing the total dollar amount of the distribution payable to such stockholder by the most recent quarterly net asset value per share, subject to adjustment to the extent required by Section 23 of the Investment Company Act of 1940, as amended, as determined by the Board of Directors of the Corporation.

3.	If, on the payment date for any Dividend following an IPO or listing, the closing market price plus estimated per Share fees (which include any applicable brokerage commissions the Plan Agent is required to pay) exceeds 110% of the last determined net asset value (“NAV”) of the Shares (such condition often referred to as a “premium”), the Plan Agent will invest the Dividend amount in Newly Issued Shares on behalf of the Participants. The number of Newly Issued Shares to be credited to each Participant’s account will be determined by dividing the dollar amount of the Dividend by 95% of the closing market price per Share on the payment date. If, on the payment date for any Dividend following an IPO or listing, (a) the NAV per Share is greater than the closing market price per Share or is less than or equal to 110% of the NAV per Share on the payment date (such condition referred to as a “market discount”); or (b) the Corporation has advised the Plan Agent that since the NAV per Share was last determined, the Corporation has become aware of events that indicate the possibility of a material change in NAV per Share as a result of which the NAV of the Shares on the payment date might be higher than the price at which the Plan Agent would credit newly issued Shares to stockholders, the Corporation may instruct the Plan Agent not to credit accounts with newly issued Shares and instead to invest the Dividend amount in Shares acquired on behalf of the Participants in Open-Market Purchases.

In the event that the Plan Agent is instructed to invest the Dividend amount in Shares acquired on behalf of the Participants in Open-Market Purchases, the Plan Agent (or Plan Agent’s broker) will have until the last business day before the next date on which the Shares trade on an “ex-dividend” basis or 30 days after the payment date for such Dividend, whichever is sooner (the “Last Purchase Date”), to invest the Dividend amount in Shares acquired in Open-Market Purchases. Open-market purchases may be made on any securities exchange where Shares are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Plan Agent shall determine. It is contemplated that the Corporation will pay quarterly Dividends. If, before the Plan Agent has completed its Open-Market Purchases, the market price per Share exceeds the NAV per Share, the average per Share purchase price paid by the Plan Agent may exceed the NAV of the Shares, resulting in the acquisition of fewer Shares than if the Dividend had been paid in Newly Issued Shares on the Dividend payment date. Because of the foregoing difficulty with respect to Open-Market Purchases, the Plan provides that if the Plan Agent is unable to invest the full Dividend amount in Open-Market Purchases during the purchase period or if the market discount shifts to a market premium of 10% or more of NAV during the purchase period, the Plan Agent may cease making Open-Market Purchases and may invest the uninvested portion of the Dividend amount in Newly Issued Shares at the NAV per Share at the close of business on the Last Purchase Date provided that, if the NAV is less than or equal to 95% of the then current market price per Share; the dollar amount of the Dividend will be divided by 95% of the market price on the payment date.

4.	The Plan Agent maintains all Participants’ accounts in the Plan and furnishes written confirmation of all transactions in the accounts, including information needed by Participants for tax records. Shares in the account of each Participant will be held by the Plan Agent on behalf of the Participant in book entry form in the Plan Agent’s name or the Plan Agent’s nominee. Each stockholder proxy will include those Shares purchased or received pursuant to the Plan. The Plan Agent will forward all proxy solicitation materials to Participants and vote proxies for Shares held under the Plan in accordance with the instructions of the Participants.

5.	In the case of stockholders such as banks, brokers or nominees which hold Shares for others who are the beneficial owners, the Plan Agent will administer the Plan on the basis of the number of Shares certified from time to time by the record stockholder and held for the account of beneficial owners who participate in the Plan.

6.	Any stock dividends or split of Shares distributed by the Corporation on Shares held by the Plan Agent for Participants will be credited to their accounts. In the event that the Corporation makes available to its stockholders rights to purchase additional Shares or other securities, the Shares held for each Participant under the Plan will be added to other Shares held by the Participant in calculating the number of rights to be issued to each Participant.

7.	The Plan Agent’s fees for the handling of the reinvestment of dividends and distributions will be paid by the Corporation. However, each Participant will pay a pro rata portion of brokerage fees incurred in connection with Open Market Purchases. The automatic reinvestment of Dividends will not relieve Participants of any Federal, state or local income tax that may be payable (or required to be withheld) on such dividend. If a Participant elects by telephone, Internet or written notice to the Plan Agent to have the Plan Agent sell all or a part of his or her Shares and remit the proceeds to the Participant, the Plan Agent is authorized to deduct a $15.00 sales fee per trade and a per Share brokerage commission of $0.10 from such proceeds. All per Share fees include any applicable brokerage commissions the Plan Agent is required to pay.

8.	If a Participant elects by telephone, Internet or written notice to the Plan Agent to have the Plan Agent sell all or a part of his or her Shares and remit the proceeds to the Participant, the Plan Agent will process all sale instructions received no later than five (5) business days after the date on which the order is received. Such sale will be made through the Plan Agent’s broker on the relevant market and the sale price will not be determined until such time as the broker completes the sale. In each case, the price to each Participant shall be the weighted average sale price obtained by the Plan Agent’s broker net of fees for each aggregate order placed by the Plan Agent and executed by the broker. To maximize cost savings, the Plan Agent will seek to sell Shares in round lot transactions. For this purpose the Plan Agent may combine a Participant’s Shares with those of other selling Participants. The Plan Agent will mail a check to the selling Participant (less applicable brokerage trading fees) on the settlement date, which is three business days after the Shares have been sold. If a Participant chooses to sell Shares through its broker, the Participant will need to request that the Plan Agent electronically transfer its Shares to the broker.

9.	Each Participant may terminate his or her account under the Plan by so notifying the Plan Agent by telephone, in writing or by visiting the Plan Agent’s website at www.amstock.com. Such termination will be effective immediately if received by the Plan Agent prior to any dividend or distribution record date; otherwise, such termination or resumption will be effective on the first trading day after the payment date for such Dividend, with respect to any subsequent Dividend. Upon any withdrawal or termination, the terminating Participant’s Shares will be credited to such Participant’s account and the Plan Agent will cause to be delivered to each terminating Participant a statement of holdings for the appropriate number of the Corporation’s whole book-entry Shares and a check for the cash adjustment of any fractional Share at the market value per Share as of the close of business on the day the termination is effective less any applicable fee. Notwithstanding the foregoing, if the terminating Participant so specifies, the Plan Agent will sell the full and fractional Shares and send the proceeds less a $15.00 sales fee per trade and a per Share brokerage commission of $0.10 to the terminating Participant.

10.	The Corporation reserves the right to amend or terminate the Plan upon notice in writing to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Corporation. There is no direct service charge to Participants with regard to purchases in the Plan; however, the Corporation reserves the right to amend the Plan to include a service charge payable by the Participants. Notice will be sent to Participants of any amendments as soon as practicable after such action by the Corporation.

11.	All correspondence from a registered owner of Shares concerning the Dividend Reinvestment Plan should be directed to the Plan Agent at American Stock Transfer and Trust Company, LLC, P.O. Box 922, Wall Street Station, New York, New York 10269-0560 (transaction processing) and American Stock Transfer and Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219 (general inquiries); or through the Plan Agent’s website at www.amstock.com. Participants who hold their Shares through a broker or other nominee should direct correspondence or questions concerning the Dividend Reinvestment Plan to their broker or nominee.